Exhibit 1.4

Subscription Notice

Griffin Securities, Inc., as agent for Lightspace Corporation:

The undersigned irrevocably subscribes for and agrees to purchase           Units of Lightspace Corporation (the “Company”), as described in the Company’s Prospectus dated                  , 2006 (the “Prospectus”), and hereby tenders to Griffin Securities, Inc., as agent for the Company,  the purchase price for such Units (a total of $6.40 per Unit times the number of Units purchased).  The undersigned acknowledges that (i) the payment for the subscription will be deposited into an escrow account with Continental Stock Transfer & Trust Company, as escrow agent,  (ii) the purchase and sale of Units is subject to receipt of minimum total subscriptions for 450,000 Units; (iii) the closing of the purchase and sale of Units will take place within 60 days from the date of the Prospectus as determined by the Company and Griffin Securities, Inc., or the offering of Units will be terminated by such date, (iv) in the event of any termination of the offering of Units, subscription monies paid by subscribers will be returned without interest, (v) confirmation of the closing and notice of the number of Units purchased (which may be less than the number subscribed for in the event total subscriptions are received for more than the maximum of 600,000 units) will be given to the undersigned by the Company or Griffin Securities, Inc.  The undersigned has reviewed the Prospectus, which has been filed by the Company with the Securities and Exchange Commission.

Certificates for Units shall be delivered to the undersigned at                        .

Dated:                            , 2006

Signature:

Name:

Title (if any):